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                                                                    EXHIBIT 99.2

EPIX Medical, Inc. (ticker: EPIX, exchange: NASDAQ) News Release - 27-Sep-2001

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EPIX MEDICAL ANNOUNCES ADDITIONAL MS-325 PHASE II CLINICAL TRIAL RESULTS; FDA
SUPPORTS EXPANSION OF TARGET INDICATION

CAMBRIDGE, Mass., Sep 27, 2001 (BW HealthWire) -- EPIX Medical, Inc. (Nasdaq:
EPIX) today announced the results of a recently completed Phase II trial that were presented at the XIIIth Annual International Workshop on Magnetic Resonance Angiography in Madison, Wisconsin.

On Thursday, September 27, 2001, Dr. E. Kent Yucel, Director of Cardiovascular Imaging at Brigham & Women's Medical Center, presented clinical results from a Phase II clinical trial involving EPIX' lead product in development, MS-325. The recently completed Phase II clinical study involved approximately 240 patients at 20 sites in North America. The trial was designed to compare the diagnostic accuracy of five different doses of MS-325-enhanced MRI with that of X-ray angiography in the aortoiliac vascular bed. In this study, MS-325 was safe and well-tolerated by patients. The study confirmed that the appropriate dose is the dose being administered in the Phase III trials that are underway. Forty patients received the appropriate dose. At this dose, MS-325-enhanced MRI achieved 87% accuracy vs. x-ray angiography in identifying clinically significant stenoses caused by atherosclerotic disease.

"We are very excited about the results of this trial and the impact this will have on our clinical program going forward," commented Michael D. Webb, CEO of EPIX Medical.

EPIX had planned to conduct two 300-patient Phase III trials of MS-325 in the aortoiliac vascular bed. Enrollment in the first Phase III trial is complete, and EPIX plans to release results of the trial early next year. Based on the statistical results of the Phase II study discussed above, the second aortoiliac Phase III trial will be complete upon enrollment of only 150 patients. EPIX has also agreed with the FDA to expand MS-325's target indication by including other vascular beds broadly representative of atherosclerotic disease in the peripheral vascular system. As a result of recent discussions with the FDA, EPIX is submitting protocols to the FDA to add arteries in the foot and the renal arteries to the MS-325 Phase III program. As a result of these changes to the MS-325 clinical program, EPIX expects to complete enrollment of these Phase III trials in the third quarter of 2002.

"We are very happy that our discussions with the FDA have resulted in the addition of these new vascular areas to our clinical program, as we now expect to file the MS-325 NDA for the broader indication of peripheral vascular disease and not for just the aortoiliac region as previously planned." Webb continued. "We believe that the increase in time required to complete this revised clinical trial program will be greatly outweighed by the potential to both expand the clinical utility of MS-325 and to increase the patient population under the broader indication. Currently there are approximately 2.2 million peripheral vascular procedures performed in the US annually, of which approximately 550,000 are aortoiliac procedures. Given this difference in the number of procedures performed each year, we believe that our revised clinical program to

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pursue a broader indication has the potential to significantly expand the market directly addressed by MS-325, and as a result, substantially increase our commercial opportunity."

"The results of this study have further confirmed our confidence that MS-325-enhanced MRI will advance our ability to identify clinically significant disease in the aorta and iliac artery," reported Dr. Yucel. "MS-325 has the potential to image multiple vascular beds in one MR imaging session."

"Recent developments in MRI technologies are very exciting," commented Richard Baum, Associate Professor of Radiology and Surgery at the University of Pennsylvania and a Principal Investigator in the MS-325 clinical trial program "With the potential for whole body vascular exams to diagnose disease, I expect that interventional radiology will adopt MR angiography as part of a routine cardiovascular patient evaluation."

Highly invasive x-ray angiography is currently the reference standard for the diagnosis of non-coronary vascular disease. EPIX believes that MS-325 will provide radiologists with a non-invasive means of visualizing the peripheral vasculature early in the patient work-up, potentially aiding clinicians in making definitive diagnoses and planning surgery. As previously announced, Schering AG of Berlin, Germany (FSE:SCH; NYSE:SHR) is the co-development partner for MS-325, as well as the exclusive world-wide sales and marketing partner.

EPIX will host a live webcast of its conference call discussing these results, and providing an update on the MS-325 clinical trial program, at 11:00 AM ET this morning, Thursday, September 27, 2001. Michael D. Webb, Chief Executive Officer, and Pamela E. Carey, Chief Financial Officer, will host the call. The press release and the webcast can be accessed by visiting the EPIX website at www.epixmed.com. Please connect to the EPIX website at least 10 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the live webcast. Two hours after the live webcast, an archived version of the call will be available on EPIX' website by clicking "Investor Relations" until Friday, October 5, 2001.

EPIX is a specialty pharmaceutical company based in Cambridge, MA, developing targeted contrast agents to transform the diagnosis and clinical management of disease using MRI. The Company's principal product under development, MS-325, an investigational new drug designed to enhance MRI, is currently in Phase III clinical trials to determine its efficacy for the diagnosis of peripheral vascular disease. To receive EPIX Medical's latest news and other corporate developments, please visit the EPIX Medical website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company's management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our own products, competition and technological change.

CONTACT:      EPIX Medical, Inc.
              Michael Webb, CEO
              Sydney Barrett -- Investor Relations - (617) 250-6012


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